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                                                                      EXHIBIT 99


                                [PENTASTAR LOGO]

                    PENTASTAR COMMUNICATIONS, INC. COMPLETES
                  ACQUISITION OF EASTERN TELECOM AGENT BUSINESS

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       ACQUISITION SOLIDIFIES PENTASTAR'S MARKET PRESENCE IN THE NORTHEAST

Denver, Colorado (May 19, 2000) - PentaStar Communications, Inc. (NASDAQ: PNTA), one of the largest communications services agents in the country, announced today that it has completed the acquisition of the business and assets of VSI Network Solutions, Inc., dba Eastern Telecom ("ETI"). ETI is a full-service communications agent focusing on small business customers located in Bell Atlantic's 13 state region with annualized revenue run rate of approximately $6.5 million. Effective immediately, ETI will integrate with PentaStar's earlier announced acquisitions of USTelecenters, Inc. and Vermont Network Services Corporation (collectively referred to as "UST"), and begin operating as PentaStar. PentaStar is now Bell Atlantic's largest communications services agent.

The total consideration was $3.05 million in cash and PentaStar common stock, plus the assumption of certain liabilities. In addition, there is a potential earnout payment based upon the combined earnings of ETI and UST for the year ending December 31, 2000.

PentaStar's acquisition plan has continued at an accelerated pace with six acquisitions announced in the last six months, of which five have been completed. The remaining announced acquisition is the communications services agent business of Telecomm Industries, Corp. ("TCMM") (OTC: TCMM), which is expected to close in June 2000 upon the receipt of TCMM shareholder approval. Upon completion of the TCMM acquisition, PentaStar will be the largest communications services agent in the country with annualized revenue run rate of approximately $38 million, coverage in over 22 metropolitan markets and servicing over 40,000 small and medium-sized business customers.

ETI, founded in 1992, is a full-service communications agent primarily servicing customers in Boston, New York, Albany, Providence and Warwick. ETI is an authorized agent for Bell Atlantic and Bell South. ETI is a wholly-owned subsidiary of VSI Enterprises, Inc. (OTCBB: VSIN). VSI Enterprises develops, manufactures, markets and supports software based audio/visual command and control systems and videoconferencing products that operate on PC platforms.

ABOUT PENTASTAR COMMUNICATIONS, INC.
PentaStar designs, procures and facilitates the installation and use of communications services solutions that best meet customers' specific requirements and budgets. PentaStar was formed in March 1999 to become a national communications services agent and specializes in being the single source provider of total communication solutions for its business customers. PentaStar's common stock is traded on the Nasdaq SmallCap Market under the ticker symbol PNTA. For more complete information about PentaStar, contact PentaStar Communications, Inc., 1522 Blake Street, Denver, Colorado 80202, (303) 825-4400, visit the company's website at www.pentastarcom.com or send an e-mail to info@pentastarcom.com


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This press release may contain forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include those described in PentaStar's Registration Statement on Form SB-2, its Form 10-KSB dated March 30, 2000, its Form 8-K dated March 31, 2000, its Form 8-K dated April 17, 2000 , its Form 10Q-SB dated May 15, 2000 and all other Securities and Exchange Commission filings submitted as of this date.

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CONTACT INFORMATION:
         Nancy Shipp
         PentaStar Communications Inc.
         E-mail:  nshipp@pentastarcom.com
         Phone:   303-825-4400